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EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Consumer Portfolio Services, Inc.


We consent to the incorporation by reference in the registration statement on Form S-2 of Consumer Portfolio Services, Inc. of our report dated March 15, 2004, with respect to the consolidated balance sheets of Consumer Portfolio Services, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of Consumer Portfolio Services, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP

Orange County, California
January 7, 2005